SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 6, 2018

ULTRA CLEAN HOLDINGS, INC.

(Exact Name of Registrant
as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50646	61-1430858
(Commission File Number)	(IRS Employer Identification No.)

26462 CORPORATE AVENUE HAYWARD, CA	94545
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 576-4400

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 6, 2018, the Company entered into a Letter Agreement (the “Letter Agreement”) with Lavi A. Lev, the Company’s President, Asia, which extended Mr. Lev’s current assignment in the Company’s Singapore facilities through June 1, 2018, which date may be extended with the mutual agreement of the Company and Mr. Lev (such date, as may be extended, the “End Date”).

Pursuant to the Letter Agreement, Mr. Lev will continue as the Company’s President, Asia and initially receive an annual base salary of $311,200, with an annual target bonus under the Company’s management bonus plan equal to 50% of his base salary. Mr. Lev will also be eligible for stock awards pursuant to the Company’s stock incentive plan during the term of his assignment, subject to the approval by the Company’s Compensation Committee.

Under the Letter Agreement, if Mr. Lev continuously serves in his position through the End Date and ceases to be employed by the Company following the End Date voluntarily or otherwise (unless terminated without cause prior to the End Date), subject to a release of claims, Mr. Lev will be entitled to receive a lump sum cash payment equal to the following: (i) 15 months’ of his then-current base salary, (ii) an additional three months of salary, grossed up for taxes, representing an allowance for Mr. Lev to establish residence in a location of his choosing following the End Date, (iii) an amount equal to the value of his outstanding, unvested equity awards held as of the End Date that would have vested during the period June 1, 2018 through June 2, 2019, calculated as of the End Date, (iv) an amount equal to his average annual cash bonus over the prior three fiscal years, (v) 18 months of COBRA premiums and (vi) an amount equal to the value of 10,000 restricted stock units calculated as of the End Date.

Under the Letter Agreement, “cause” is defined as (a) the failure, refusal or willful neglect of an employee to perform the services required in his/her capacity as an employee; (b) the Company forming a good faith belief that an employee has engaged in fraudulent conduct in connection with the business of the Company or its subsidiaries or that he has committed a felony; (c) breach of any trade secret or confidential information agreement with the Company or its subsidiaries; or (d) the Company forming a good faith belief that the employee has committed an act of misconduct, violated the Company’s or its subsidiaries’ anti-discrimination policies prohibiting discrimination of harassment on the grounds of race, sex, age or any other legally prohibited basis, or otherwise has cause material harm to the Company’s or is subsidiaries reputation or goodwill.

Under the Letter Agreement, Mr. Lev is also entitled to certain other benefits, including a housing and car allowance and tax equalization payments during his assignment.

The foregoing is only a summary of the terms of the Letter Agreement, and is qualified in its entirety by reference to the Letter Agreement that is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description
99.1	Letter Agreement between the Company and Mr. Lev dated February 6, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA CLEAN HOLDINGS, INC.

Date:	February 12, 2018	By:	/s/ Sheri Savage
			Name:	Sheri Savage
			Title:	Chief Financial Officer, Senior Vice President and Secretary